Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA ANNOUNCES REVERSE STOCK SPLIT AND RELEASE OF INDEMNITY HOLDBACK SHARES

SAN CARLOS, Calif. – November 2, 2017 – BioCardia®, Inc. [OTC: BCDA], a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced a reverse split of its common stock, $0.001 par value, at a ratio of 1 for 12, effective November 2, 2017 (the “Effective Date”). The company’s common stock will begin trading on a split-adjusted basis when the markets open today under the existing trading symbol “BCDA”.

As a result of the reverse split, each 12 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 458 million shares to approximately 38.2 million shares. The reverse split will also apply to common stock issuable upon the exercise of the company’s outstanding stock options. In addition, the company also announced that the authorized common stock of the company will be decreased from 750 million to 100 million shares and authorized preferred stock will decrease from 50 million shares to 25 million shares. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the par value of the common stock.

On September 17, the board of directors of the company approved the reverse stock split, subject to stockholder approval. The majority stockholders approved the reverse stock split by written consent on September 25, 2017 in accordance with the company’s current charter and bylaws. The company intends to apply sometime in the future to have its common stock listed on a major stock exchange, such as NASDAQ or NYSE, which have minimum per share bid price requirements. The primary goal of the reverse stock split is to increase the per share market price of the stock to meet these minimum per share bid price requirements.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to a fractional share will receive a cash payment (without interest) in lieu of the fractional shares, and such cash payment will equal the fraction of a share to which a stockholder would otherwise be entitled multiplied by the closing sales price of the company’s common stock on September 18, 2017 (the “Record Date”).

The company’s transfer agent, Continental Stock Transfer & Trust, will provide instructions to stockholders regarding the process for exchanging shares. Additional information about the reverse stock split can be found in the company’s definitive information statement (Form DEF 14C) filed with the Securities and Exchange Commission on October 10, 2017, and posted in the “Investors” section of the company’s website at www.BioCardia.com.

Pursuant to BioCardia, Inc.’s reverse merger, which closed on October 24, 2016, 10 percent of the shares issuable in the merger to certain shareholders of the premerger BioCardia, Inc. (approximately 23 million shares or 1.9 million shares after the reverse split) were held for one year from the date of the merger close as security for company stockholder indemnification obligations (the “Indemnity Holdback Shares”). The indemnity holdback shares have now been cleared for release and will be delivered to shareholders through our transfer agent, Continental Stock Transfer & Trust. Continental Stock Transfer & Trust can be reached by phone at (212) 509-4000 or mail at One State Street, 30th Floor, New York, NY 10004-1561.

Reflecting on the reverse stock split and the one-year anniversary of the merger, BioCardia CEO Peter Altman, PhD, said, “The reverse stock split should allow us to satisfy the minimum listing requirements for a major stock exchange, such as NASDAQ or NYSE, which we anticipate in 2018. The holdback shares have been released as all of our commitments in the merger have been fulfilled.

“The future of the company is bright as we work to transform care for heart failure. We are actively enrolling centers and patients in the Phase 3 trial for our CardiAMP cell therapy. This therapy takes a personalized and minimally-invasive approach to the use of autologous cells for treating ischemic heart failure that develops after a heart attack, and is designed to stimulate the body’s natural healing response. The trial has successfully completed the Data Safety Monitoring Board safety review of the roll-in cohort. If the CardiAMP study repeats or exceeds the improved patient functional capacity outcomes seen in the Phase 2 placebo-controlled trial, we believe we will be in a position to advance the CardiAMP therapy for U.S. approval in the treatment of ischemic heart failure. We also anticipate a second CardiAMP program in another indication, and the continued development of our CardiALLO cell therapy using donor cells.”

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, CA, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP® and CardiALLO® cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system and the Morph® steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2017, including under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

Media Contact:
Michelle McAdam, Chronic Communications, Inc.
Email: michelle@chronic-comm.com
Phone: 310-545-6654